Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL ANNOUNCES DEPARTURE OF NOBELCLAD PRESIDENT JOHN SCHEATZLE

BROOMFIELD, Colo. – April 15, 2020 – DMC Global Inc. (Nasdaq: BOOM) today announced John Scheatzle has resigned as president of NobelClad, DMC’s composite metals business. Scheatzle joined NobelClad in November 2016.

DMC CEO Kevin Longe said, “I want to thank John for his leadership during the past three years, and wish him success as he pursues a new career opportunity.”

Longe added, “The NobelClad business is very well positioned for the future. Its talented leadership team has established an efficient global operating structure and a compelling growth strategy. In addition, its commercial team has been pursuing a range of new-business opportunities that are materializing. First quarter 2020 bookings of $29 million were the second strongest in the past five years, and order backlog at the end of the quarter was $41 million, up from $32 million at the end of the prior quarter.”

About DMC
DMC Global is a diversified holding company. Our innovative businesses provide differentiated products and services to niche industrial and commercial markets around the world. DMC’s objective is to identify well-run businesses and strong management teams and support them with long-term capital and strategic, legal, technology and operating resources. Our approach helps our portfolio companies grow core businesses, launch new initiatives, upgrade technologies and systems to support their long-term strategy, and make acquisitions that improve their competitive positions and expand their markets. DMC’s culture is to foster local innovation versus centralized control, and stand behind our businesses in ways that truly add value. Today, DMC’s portfolio consists of DynaEnergetics and NobelClad, which collectively address the energy, industrial processing and transportation markets. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit the Company’s website at: http://www.dmcglobal.com.

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